Exhibit 10.1

MASTER REPURCHASE AGREEMENT

Dated as of November 12, 2004

BETWEEN:

Barclays Bank PLC, as buyer (“Buyer,” which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”), and NC Capital Corporation (“NCCC”), New Century Mortgage Corporation (“NCMC”), New Century Credit Corporation (“NCC”) and NC Residual II Corporation (“NCRC” and together with NCCC, NCMC and NCC, each a “Seller” and collectively referred to as “Sellers”).

1.	APPLICABILITY

Buyer shall, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which a Seller transfers to Buyer Eligible Assets against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to such Seller such Purchased Assets at a date certain against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.	DEFINITIONS AND INTERPRETATION

a.	Defined Terms.

“Additional Purchased Assets” has the meaning assigned thereto in Section 6(a) hereof.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, by contract or otherwise.

“Agent” means Barclays Bank PLC or any successor.

“Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Base Rate” means, for each day, a fluctuating interest rate per annum that is the daily prime rate of interest announced publicly in The Wall Street Journal or if more than one rate is published, the highest of such rates. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in such prime rate.

“Borrower” means the obligor or obligors on a Note, including any Person that has acquired the related collateral and assumed the obligations of the original obligor or obligors under the Note.

“Breakage Costs” has the meaning assigned thereto in Section 3(c) herein.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day upon which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.

“Buyer’s Margin Amount” means with respect to any Transaction as of any date, the amount obtained by application of Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date.

“Buyer’s Margin Percentage” has the meaning assigned thereto in the Side Letter.

“Cash Equivalents’ means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (‘S&P’) or P-1 by Moody’s Investors Service, Inc. (‘Moody’s’), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of an entity at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Buyer (or any Affiliate of Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned thereto in Section 8 hereof.

“Collection Account” means an account established by the Servicer, in accordance with the Custody Agreement, subject to a security interest in favor of the Buyer into which all Income shall be deposited.

“Commitment Fee” has the meaning assigned thereto in the Side Letter.

“Computer Medium” means a computer tape or other electronic medium generated by or on behalf of a Seller and delivered or transmitted to Buyer and Custodian which provides information relating to the Purchased Assets, including the identity of the related servicer with respect to each Loan and the information set forth in the Loan Schedule, in a format reasonably acceptable to Buyer.

“Confirmation” has the meaning assigned thereto in Section 4(b) hereof.

“Contractual Obligation” means As to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issue by such Person.

“Custodian” means Deutsche Bank National Trust Company, or its successors and permitted assigns.

“Custody Agreement” means the Custodial Agreement, as it may be amended, supplemented or otherwise modified from time to time, dated as of November 12, 2004 among NCCC, NCMC, NCRC, NCC, Buyer, and Custodian.

“Default” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, (a) the lesser of (i) the Pricing Rate plus 4% and (ii) the maximum rate permitted by applicable law or (b) with respect to any amount owing under Section 3(d) of this Agreement, LIBOR.

“Effective Date” means the date set forth on the top of the first page of this Agreement.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement among Buyer, Sellers, MERS and MERSCORP, Inc., to the extent applicable, as it may be amended, supplemented or otherwise modified from time to time.

“Eligible Asset” has the meaning assigned thereto in the Side Letter.

“ERISA” has the meaning assigned thereto in Section 21 hereof.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which a Seller or the

Guarantor is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Seller or the Guarantor is a member.

“Event of Default” has the meaning assigned thereto in Section 18 hereof.

“Excluded Taxes” has the meaning assigned thereto in Section 13(j) hereof.

“Fannie Mae” means Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“Funding Account” has the meaning assigned thereto in the Custody Agreement.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Sellers, Buyer, or Guarantor.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person.

“Guarantor” means NCFC, or any successors thereto.

“Guaranty” means the Guaranty Agreement of the Guarantor in favor of the Buyer, dated as of November 12, 2004, as it may be amended, supplemented or otherwise modified from time to time.

“Hedge Counterparty” means a Person (i) (A) with long-term and commercial paper or short-term deposit ratings of “P-1” by Moody’s Investors Service and “A-1” by Standard & Poor’s and (B) which shall agree in writing that, in the event that any of its long-term or commercial paper or short-term deposit ratings cease to be at or above “A-2” by Moody’s and “A” by Standard & Poor’s, it shall secure its obligations in accordance with the request of the Buyer or Buyer shall have the option to treat such failure as an Early Termination Event (as defined in the ISDA Master Agreement) by such Hedge Counterparty, and (ii) that has entered into a Hedge Instrument.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by the Seller or the Guarantor with a Hedge Counterparty that relates to or applies to the Purchased Assets, as any such item may be amended, supplemented or otherwise modified from time to time.

“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds and other collections and distributions thereon, but not including any commitment fees, origination fees, or servicing fees (with respect to third party servicers that are not an Affiliate of any Seller or the Guarantor) accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Asset.

“Indebtedness” means, for any Person: (a) all obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the related invoice is received for the respective goods delivered or the respective services rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other contingent liabilities of such Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Jumbo Loan” means a Loan that is not eligible for sale to Fannie Mae or Freddie Mac solely because the principal amount of the loan is in excess of the amount permitted for all typical programs.

“LIBOR” means, for each day, a rate per annum determined by the Agent in accordance with the following formula (rounded upwards to the nearest 1/100th of one percent) which rate as determined by the Agent shall be conclusive absent manifest error by Agent:

LIBOR Base Rate
1.00 – LIBOR Reserve Percentage

“LIBOR Base Rate” means, for each day, an interest rate per annum equal to the rate of interest per annum at which one-month deposits in U.S. dollars are offered by the Agent’s principal office in London, England, to prime banks in the London Interbank Market at 11:00 a.m. (London time) on such date (or, in the event such day is a day on which banks are required or authorized to close in London, England, the prior day) as set forth on Telerate Page 3750. In the event that on such date one-month deposits in U.S. dollars are not then being offered by the Agent’s principal office in London, England, to prime banks in the London Interbank Market, LIBOR shall mean, for such date, an interest rate per annum equal to the rate of interest per annum at which one-month deposits in U.S. dollars are offered for such date and in an amount substantially equal to the amount of the LIBOR Base Rate as set forth on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) on such date (or, in the event such day is a day on which banks are required or authorized to close in London, England, the prior day). If at least two rates appear on the Reuters LIBO Page, the rate for such date will be the arithmetic mean of such rates.

“LIBOR Reserve Percentage” means, for each day, the reserve percentage applicable for such day (or if more than one such percentage shall be so applicable the arithmetic mean of such percentages under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (the “Board”) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Buyer with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D of the Board, as in effect from time to time).

“Liquidity” means, as of any date of determination, the aggregate of all cash, Cash Equivalents, and Overcollateralization, less the amount of Restricted Cash held by NCFC on a consolidated basis.

“Loan” means (i) a first or second lien single family (one-to-four units) residential loan, (ii) a first lien manufactured housing loan evidenced by a Manufactured Housing Contract, (iii) such other type of loan, lease or other receivable as shall be agreed upon by the parties as evidenced by Appendix A to the Custody Agreement, as amended or supplemented by mutual agreement of the parties, or (iv) any interest in, or secured by, any such loan, lease or other receivable.

“Loan Documents” has the meaning assigned thereto in the Custody Agreement.

“Loan File” has the meaning assigned thereto in the Custody Agreement.

“Loan Schedule” means the list of Loans delivered by the Guarantor or a Seller to Buyer and Custodian together with the Transaction Notice and attached by the Custodian to the related Trust Receipt. Each Loan Schedule shall set forth as to each Loan the related Borrower name, the address of the related Mortgaged Property and the outstanding principal balance of the Loan as of the initial Purchase Date, together with any other information specified by Buyer from time to time in good faith, a form of such schedule is attached as an exhibit to the Custody Agreement.

“Manufactured Home” means a unit of manufactured housing, including all accessories thereto, securing the indebtedness of the Borrower under the related Loan.

“Manufactured Housing Contract” means a Loan that is secured by a Mortgage on real estate on which the related Manufactured Home is situated, and which Manufactured Home is considered or classified as part of the real estate under the laws of the jurisdiction in which it is located.

“Margin Call” has the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” has the meaning assigned thereto in Section 6(a) hereof.

“Market Value” means (i) with respect to any Purchased Asset that is an Eligible Asset, as of any date of determination, the value ascribed to such asset by Buyer in its sole discretion using its reasonable business judgment; provided, that, the value of any Purchased Asset that is an Eligible Asset shall not exceed (x) 90% of the then outstanding principal balance of such Purchased Asset if such Purchased Asset is 30 to 59 days past due, or (y) 80% of the then outstanding principal balance of such Purchased Asset if such Purchased Asset is 60 to 89 days past due, (ii) with respect to a Purchased Asset that is not an Eligible Asset, or is 90 or more days past due, or which is not repurchased on the Repurchase Date, zero and (iii) with respect to any Wet Funded Loan for which the related Loan File has not been delivered to the Custodian within seven Business Days of the related Purchase Date, zero.

“Master Netting Agreement” means the Master Netting Agreement dated as of November 12, 2004 among Buyer, the Sellers and the Guarantor, as it may be amended, supplemented or otherwise modified from time to time.

“Material Adverse Change” means, with respect to a Person and its Subsidiaries taken as a whole, any material adverse change in the business, condition (financial or otherwise), operations or performance of such Person.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to (x) the Guarantor, a Seller or the Servicer or (y) the Guarantor, the Servicer or such Seller and its Affiliates that are party to any Program Document taken as a whole; (b) a material impairment of the ability of the Guarantor, the Servicer or a Seller or any Affiliate that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against the Guarantor, the Servicer or a Seller or any Affiliate that is a party to any Program Document; or (d) a material adverse effect upon the value or marketability of a material portion of the Purchased Assets.

“Maximum Aggregate Purchase Price” means the amount set forth in Section 37 hereof.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” means the system of recording transfers of mortgages electronically maintained by MERS.

“Mortgage” means a mortgage, deed of trust, or other instrument that creates a lien on the related Mortgaged Property and secures a Note.

“Mortgaged Property” means, with respect to a Loan, the related Borrower’s fee interest in real property or leasehold interest in real property and all other collateral securing repayment of the debt evidenced by the related Note.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by a Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“NCFC” means New Century Financial Corporation, or any successors thereto.

“Note” means, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Borrower.

“Notice Date” has the meaning assigned thereto in Section 4 hereof.

“Obligations” means (a) all of Sellers’ obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Sellers and Guarantor to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; and (c) all of Sellers’ and Guarantor’s obligations to Buyer, Custodian or any other Person pursuant to the Program Documents, including under Sections 19, 22, and 38 of this Agreement.

“Overcollateralization” means, as of any date of determination, the excess of (i) the collateral value of assets pledged to a lender under a committed warehouse or repurchase facility (after taking into account haircuts) with a Seller as borrower (other than any assets subject to the repurchase facility that is the subject of this Agreement) over (ii) the aggregate amount of the advances or loans made by the lender to such Seller under any such facility.

“Person” means any legal person, including any individual, corporation, partnership, association, joint-stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential in respect of such period previously paid by the related Seller to Buyer) with respect to such Transaction.

“Pricing Rate” means the per annum percentage rate for determination of the Price Differential as set forth in the Side Letter.

“Principal” has the meaning given to it in Annex I.

“Program Documents” means this Agreement, the Custody Agreement, any Servicing Agreement, the Master Netting Agreement, the Guaranty, the Electronic Tracking Agreement (if executed), any assignment of a Hedge Instrument, the Side Letter, and any other agreement entered into by a Seller and/or the Guarantor, on the one hand, and Buyer or one of its Affiliates (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means the date on which Purchased Assets are to be transferred by Seller to Buyer.

“Purchase Price” has the meaning assigned thereto in the Side Letter.

“Purchased Assets” means, with respect to a Transaction, the Loans set forth on the related Loan Schedule, together with the related Records, Servicing Rights, any Seller’s or any of the Guarantor’s rights under any related Hedge Instruments (which interests in Hedge Instruments shall be pro rata and subject to rights of other parties holding security interests therein), and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Assets delivered pursuant to Section 6(a) hereof.

“Records” means all instruments, agreements and other books, records, reports and data generated by other media for the storage of information maintained by a Seller, the Guarantor, any of their Affiliates or agents, or their servicer or custodian with respect to a Purchased Asset. Records shall include the Notes, any Mortgages, the Loan Files and any other instruments necessary to document or service a Loan that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Asset.

“REIT” means a real estate investment trust, as defined in Section 856 of the Code, to which the provisions of part II of subchapter M of chapter 1 of subtitle A of the Code applies.

“REIT Status” means for any taxable year and with respect to any Person, such Person’s status as a REIT.

“Repurchase Date” has the meaning assigned thereto in Section 3(b) and shall also include the date determined by application of Section 19.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer to the related Seller upon termination of the related Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Request Amount” means with respect to any Purchase Date and the Wet Funded Loans, the total amount of funds requested by the Sellers by 7:00 p.m. (New York City time) on the Business Day immediately preceding that Purchase Date pursuant to Section 2 of the Custody Agreement that are required to be deposited by the Buyer into the Funding Account on such Purchase Date.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

“Restricted Cash”: All cash and Cash Equivalent Investments that are subject to a Lien in favor of any Person that are required to be maintained by the Buyer pursuant to a Contractual Obligation or as a result of the operation of law.

“Servicer” means (i) initially, NCMC, or (ii) any other servicer approved by Buyer in its sole discretion exercised in good faith.

“Servicing Agreement” means any agreement (other than the Custody Agreement) giving rise or relating to Servicing Rights with respect to a Purchased Asset, including any assignment or other agreement relating to such agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Servicing Rights” means contractual, possessory or other rights of a Seller or any other Person arising under a Servicing Agreement, the Custody Agreement or otherwise, to administer or service a Purchased Asset or to possess related Records.

“Side Letter” means the pricing side letter, dated as of November 12, 2004, among Sellers, Guarantor, and Buyer, as the same may be amended, supplemented or modified from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substitute Assets” has the meaning assigned thereto in Section 16.

“Tangible Net Worth” means, as of any date of determination, the consolidated net worth of NCFC and its Subsidiaries, less the consolidated net book value of all assets of NCFC and its Subsidiaries (to the extent reflected as an asset on the balance sheet of NCFC or any subsidiary at such time) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, net leasehold improvements, goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, and unamortized debt discount and expense; provided, that, residual securities owned by NCFC shall not be treated as intangibles for purposes of this definition.

“Termination Date” has the meaning assigned thereto in Section 27.

“Total Indebtedness” means, for any date of determination, the aggregate of Indebtedness of NCFC on a consolidated basis during such period maintained in accordance with GAAP;provided, however, that for any period, the aggregate Indebtedness of NCFC during such period maintained in accordance with GAAP shall be calculated less the aggregate amount of any such Indebtedness that is reflected on the balance sheet of NCFC in respect of obligations incurred pursuant to a securitization transaction, solely to the extent such obligations are secured by the assets securitized thereby and are non-recourse to NCFC. In the event that any Indebtedness would be excluded from the calculation of Indebtedness but for the existence of recourse, NCFC shall be entitled nonetheless to exclude the amount of such Indebtedness that is not subject to recourse.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” means a written request of a Seller to enter into a Transaction, in the form attached to the Custody Agreement, which is delivered to Buyer and Custodian.

“Trust Receipt” means a Trust Receipt as defined in the Custody Agreement.

“Underwriting Guidelines” means NCMC’s underwriting guidelines in effect as of the date of this Agreement, which have been approved in writing by Buyer, as the same may be amended from time to time in accordance with terms of this Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction on the date of the related Transaction.

“Wet Funded Loan” means a Loan for which, as of the Purchase Date, the documents in the related Loan File have not been delivered to the Custodian, and thereafter, each date until the documents in the related Loan File have been delivered to the Custodian.

“Wet Funding Package” has the meaning assigned thereto in the Custody Agreement.

“Wet Funded Loan Trust Receipt” has the meaning assigned thereto in the Custody Agreement.

b.	Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Custody Agreement.

c.	Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default subsists until it has been waived in writing by Buyer or has been timely cured as reasonably determined by Buyer. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of NCFC. A reference to an agreement includes a security interest, guarantee, agreement, or legally enforceable arrangement whether or not in writing related to such agreement. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where a Seller or the Guarantor is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer readable format or both printed and computer readable format. This Agreement is the result of negotiations among and has been reviewed by counsel to Buyer, Guarantor, and Sellers, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself.

3.	THE TRANSACTIONS

a.	With respect to any Transaction, the related Seller shall repurchase Purchased Assets from Buyer on each related Repurchase Date at the Repurchase Price. Each obligation to repurchase subsists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset. Such Seller is obligated to obtain the Purchased Assets from Buyer or its designee (including the Custodian) at such Seller’s expense on (or after) the Repurchase Date.

b.	Each Purchased Asset subject to a particular Transaction is to be repurchased by the applicable Seller on the earlier of (i) the date that is 180 days from the Purchase Date relating to such Transaction (if such date is not a Business Day, the next succeeding Business Day) and (ii) the Termination Date (such repurchase date, the “Repurchase Date”). The Sellers shall pay to Buyer the accrued and unpaid Price Differential relating to each Transaction in arrears by 4:00 p.m. (New York City time) on the 15th calendar day of each month (if such date is not a Business Day, the next Business Day), and on the Repurchase Date; provided that in calculating such Price Differential upon the occurrence and during the continuance of any Default, the Default Rate shall be used in lieu of the Pricing Rate.

c.	If Buyer locks in the rate of LIBOR at the request of a Seller and such Seller repurchases Purchased Assets on any day which is not the Repurchase Date (as determined at the time the Buyer locked in the rate of LIBOR) for such Purchased Assets, such Seller shall indemnify Buyer and hold Buyer harmless from any losses, costs and/or expenses which Buyer sustains or incurs arising from the reemployment of funds obtained by Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained, in each case for the remainder of the applicable 30-day period (“Breakage Costs”). Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon such Seller, absent manifest error. This Section shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

d.	If on any Purchase Date the Request Amount exceeds the Purchase Price of all Wet Funded Loans purchased by the Buyer on such Purchase Date, the Seller shall pay to the Buyer one days’ accrued interest on such excess at the related Default Rate on the Business Day immediately following such Purchase Date.

4.	ENTERING INTO THE TRANSACTION, TRANSACTION NOTICE

a.	From time to time, Buyer will purchase Loans from a Seller in accordance with the terms and conditions of this Agreement. All Purchased Assets shall meet or exceed the Underwriting Guidelines, and shall be serviced by Servicer. The aggregate Purchase Price for all Purchased Assets for all Transactions under this Agreement shall not exceed the Maximum Aggregate Purchase Price. Unless otherwise agreed, a Seller shall give Buyer and Custodian notice of any proposed purchase in accordance with the terms of the Custody Agreement (the date on which such notice is so given, the “Notice Date”). On the Notice Date, such Seller or the Guarantor shall (i) request that Buyer enter into a Transaction by furnishing to Buyer and Custodian a Transaction Notice and Loan Schedule, (ii) deliver to Buyer a Computer Medium and (iii) deliver to Custodian the Loan File or Wet Funding Package for each Loan subject to such Transaction.

b.	In the event that the parties hereto desire to enter into a Transaction on terms other than as set forth in the Program Documents, the parties shall execute a “Confirmation” specifying such terms prior to entering into such Transaction. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and such Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

c.	Buyer shall not be obligated to enter into more than one Transaction in any calendar day.

5.	PAYMENT AND TRANSFER

Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds and all Purchased Assets transferred shall be transferred to the Custodian pursuant to the Custody Agreement. Any Repurchase Price or Price Differential received by Buyer after 2:30 p.m. New York City time shall be applied on the next succeeding Business Day.

6.	MARGIN MAINTENANCE

a.	If at any time the aggregate Market Value of all Purchased Assets subject to all Transactions is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Seller shall transfer to Buyer cash or, at Buyer’s option (and provided Sellers have additional Eligible Assets), additional Eligible Assets (“Additional Purchased Assets”) provided that the transfer of such Additional Assets shall be subject to the requirements of Section 4 and Section 9(b) hereof, so that the cash and aggregate Market Value of the Purchased Assets, including any such Additional Purchased Assets, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (such requirement, a “Margin Call”).

b.	Notice required pursuant to Section 6(a) may be given by any means provided in Section 35 hereof. Any notice given before 10:00 a.m. New York time on a Business Day shall be satisfied no later than 5:00 p.m. New York time on the same Business Day. Any notice given after 10:00 a.m. New York time shall be satisfied no later than 5:00 p.m. on the Business Day following the date of such notice. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Sellers, Guarantor, and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement, any of the other Program Documents, or otherwise existing by law or in any way create additional rights for any Seller or the Guarantor.

7.	INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Assets subject to that Transaction, such Income shall be the property of Buyer. The Sellers and Guarantor shall cause all Income received by any Seller, the Guarantor, or any Servicer with respect to the Purchased Assets to be deposited into the Collection Account within one (1) Business Day following receipt thereof. Distributions from the Collection Account shall be made only in accordance with the provisions of the Custody Agreement; provided, that, after the occurrence of an Event of Default, any Income received by or on behalf of Seller while the related Transaction is outstanding shall be deemed held by such Seller solely in trust for Buyer pending the repurchase on the Repurchase Date.

8.	SECURITY INTEREST

Sellers and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Sellers secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Sellers’ performance of all of their Obligations, each Seller hereby grants Buyer a fully perfected first priority security interest in the following property, whether now existing or hereafter acquired: the Purchased Assets, the related Records, all mortgage guaranties and insurance relating to such Purchased Assets (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to such Purchased Assets and all claims and payments thereunder, any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, all “accounts” as defined in the Uniform Commercial Code relating to or constituting any or all of the foregoing, the Collection Account and all monies from time to time on deposit in the Collection Account, all other insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property, any assigned Hedge Instrument, any security account and all rights to Income and the rights to enforce such payments arising from any of the Purchased Assets, and any and all replacements, substitutions, distributions on or proceeds with respect to any of the foregoing (collectively the “Collateral”). Each Seller agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby. Furthermore, each Seller hereby authorizes Buyer to file financing statements relating to the Purchased Assets without the signature of any Seller, as applicable, at its option, as it deems appropriate. Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.

9.	CONDITIONS PRECEDENT

a.	As conditions precedent to the initial Transaction, (i) Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer in its reasonable discretion and duly executed by each party thereto (as applicable) and (ii) the following shall be true the day of such initial Transaction:

(i)	The Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii)	Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(iii)	A certified copy of Sellers’ and Guarantor’s consents or corporate resolutions, as applicable, approving the Program Documents and the Transactions thereunder, and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iv)	An incumbency certificate of the secretaries of Sellers and Guarantor certifying the names, true signatures and titles of Sellers’ and Guarantor’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(v)	An opinion of Sellers’ and Guarantor’s counsel as to such matters as Buyer may reasonably request and in form and substance acceptable to Buyer;

(vi)	A copy of the Underwriting Guidelines certified by an officer of NCMC;

(vii)	Reserved;

(viii)	All of the conditions precedent in the Guaranty shall have been satisfied;

(ix)	Any other documents reasonably requested by Buyer; and

(x)	Payment of the Commitment Fee by wire transfer by the Sellers to the Buyer in immediately available funds.

b.	The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(i)	Buyer or its designee shall have received on or before the day of a Transaction with respect to such Purchased Assets (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)	Transaction Notice, Loan Schedule (or Wet Funding Package with respect to any Wet Funded Loan) and Computer Medium delivered pursuant to Section 4(a);

(B)	The related Trust Receipt with the Loan Schedule (or Wet Funding Package with respect to any Wet Funded Loan) attached;

(C)	Such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its reasonable good faith; and

(D)	A copy of the Underwriting Guidelines, to the extent such guidelines have been amended.

(ii)	No Default or Event of Default shall have occurred and be continuing;

(iii)	Buyer shall not have reasonably determined that a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR;

(iv)	All representations and warranties in the Program Documents shall be true and correct in all material respects on the date of such Transaction;

(v)	The then aggregate outstanding Purchase Price for all Purchased Assets subject to all Transactions, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price;

(vi)	No event or events shall have been reasonably determined by Buyer to have occurred and be continuing resulting in the effective absence of a whole loan or asset-backed securities market;

(vii)	Buyer shall have determined that all actions necessary to maintain Buyer’s perfected first priority security interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(viii)	The Seller for such Transaction shall have paid to Buyer any fees or expenses owed to Buyer including reimbursement of Buyer’s reasonable outside counsel fees;

(ix)	Buyer or its designee shall have received any other documents reasonably requested by Buyer;

(x)	Buyer shall have received a copy of any material changes to the Underwriting Guidelines that have occurred since the immediately prior Transaction, and such change must be approved in writing by Buyer;

(xi)	Buyer shall have determined that there has been no Material Adverse Change in any Seller or the Guarantor;

(xii)	There shall be no Margin Deficit at the time immediately prior to entering into a new Transaction;

(xiii)	Each secured party other than Buyer (including any party that has a precautionary security interest in a Loan) shall have released all of its right, title and interest in, to and under such Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement shall have been delivered to the Buyer prior to each Transaction and to the Custodian as part of the Loan File; and

(xiv)	To the extent the related Seller is selling Loans which are registered on the MERS System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and shall be in full force and effect, free of any modification, breach or waiver.

10.	RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations owing with respect to a Purchased Asset, and only upon such payment, if no Default or Event of Default has occurred and is continuing, Buyer shall, and shall direct Custodian to, release such Purchased Asset unless such release would give rise to or perpetuate a Margin Deficit. Except as set forth in Sections 6(a) and 16, a Seller shall give at least one (1) Business Day prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date set forth in Section 3(b). Buyer shall provide reasonable cooperation in assisting and directing the Custodian to facilitate the release of the foregoing documents (without expense to Buyer).

If such a Margin Deficit is applicable, Buyer shall notify such Seller of the amount thereof and such Seller may thereupon satisfy the Margin Call in the manner specified in Section 6.

11.	RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Sellers or Guarantor in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on a Seller’s or the Guarantor’s behalf.

12.	REPRESENTATIONS AND WARRANTIES

Each of NCCC, NCMC, NCC, and NCRC and the Guarantor hereby, jointly and severally, represents and warrants to Buyer on the date hereof, as of the Purchase Date for the purchase of any Purchased Assets by Buyer from a Seller, and shall on the Repurchase Date be deemed to represent and warrant, that:

a.	Due Organization and Qualification. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction under whose laws it is organized. It is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations, and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Documents or any failure to obtain such a license, permit, charter, registration, or approval will not cause a Material Adverse Effect or impair the enforceability of any Loan.

b.	Power and Authority. It has all necessary power and authority to conduct its business as currently conducted, to execute, deliver, and perform its obligations under the Program Documents and to consummate the Transactions.

c.	Due Authorization. The execution, delivery and performance of the Program Documents by it have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

d.	Noncontravention. None of the execution and delivery of the Program Documents by it or the consummation of the Transactions and transactions thereunder:

(i)	conflicts with, breaches or violates any provision of any of its material agreements or in any material respect any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award currently in effect having applicability to it or its properties;

(ii)	constitutes a material default by it under any loan or repurchase agreement, mortgage, indenture, or other agreement or instrument to which it is a party or by which it or any of its properties is or may be bound or affected; or

(iii)	results in or requires the creation of any lien upon or in respect of any of its assets except the lien relating to the Program Documents.

e.	Legal Proceeding. Except as otherwise disclosed to Buyer in writing prior to the date of this Agreement, there is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Assets, it or any of its Affiliates, pending or threatened, which is reasonably likely to be adversely determined and which, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect.

f.	Valid and Binding Obligations. Each of the Program Documents to which it is a party, when executed and delivered by it, will constitute its legal, valid and binding obligations, enforceable against it, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles.

g.	Financial Statements. The financial statements of Guarantor, copies of which have been furnished to Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of the Guarantor as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to the Guarantor. Except as disclosed in such financial statements, the Guarantor is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a reasonably likelihood of causing a Material Adverse Change with respect to the Guarantor.

h.	Accuracy of Information. None of the documents or information prepared by or on behalf of it and provided by it to Buyer relating to its financial condition contain any statement of a material fact with respect to it or the Transactions that was untrue or misleading in any material respect when made. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known to it, that would render any of such documents or information untrue or misleading in any material respect.

i.	No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with its execution, delivery and performance of this Agreement or its consummation of any other Program Document, other than any that have heretofore been obtained, given or made.

j.	Compliance With Law. No practice, procedure, or policy employed or proposed to be employed by it in the conduct of its businesses violates any law, regulation, judgment, regulatory consent, order, or decree applicable to it which, if enforced, would result in either a Material Adverse Change with respect to it or a Material Adverse Effect.

k.	Solvency: Fraudulent Conveyance. It is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, it will not be left with an unreasonably small amount of capital with which to engage in its business. It does not intend to incur, nor believe that it has incurred, debts beyond its ability to pay such debts as they mature. It is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of it or any of their assets. The amount of consideration being received by it upon the sale of the Purchased Assets to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Assets. It is not transferring any Purchased Assets with any intent to hinder, delay, or defraud any of its creditors.

l.	Investment Company Act Compliance. It is not required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act.

m.	Taxes. It has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith and for which it has established adequate reserves in accordance with GAAP). Any taxes, fees, and other governmental charges payable by it in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

n.	Additional Representations. With respect to each Loan, NCCC, NCMC, NCC, and NCRC and the Guarantor, jointly and severally, hereby make all of the representations and warranties set forth in Appendix A to the Custody Agreement as of the date the Loan File or Wet Funding Package, as applicable, is delivered to the Custodian. Further, as of each Purchase Date, Seller and the Guarantor shall be deemed to have represented and warranted in like manner that neither Seller nor the Guarantor has any knowledge that any such representation or warranty either has ceased or is reasonably likely to cease to be true in a material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller or the Guarantor.

o.	No Broker. It has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if it has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by it, as applicable.

p.	Corporate Separateness.

(i)	Its capital is adequate for its business and undertakings.

(ii)	Other than as provided in this Agreement and the other Program Documents, Seller is not engaged in any business transactions with the Guarantor or any of their Affiliates other than transactions in the ordinary course of its business on an “arms-length” basis.

(iii)	Its funds and assets are not and will not be, commingled with the funds of any other Person.

q.	Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of NCMC.

r.	Location of Books and Records. The location where it keeps its books and records, including all computer tapes and records relating to the Purchased Assets is its respective chief executive office.

s.	Adverse Selection. No Seller or Guarantor has selected any Purchased Assets in a manner so as to adversely affect Buyer’s interests.

t.	Agreements. None of Sellers, Guarantor, Servicer nor any of their respective Subsidiaries is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except, to the extent disclosure is required by GAAP, as disclosed in the financial statements described in this Agreement. None of Guarantor, Sellers, Servicer nor any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could result in a Material Adverse Change with respect to any Seller, the Servicer or the Guarantor as a whole.

u.	ERISA. Each Plan to which a Seller, the Guarantor or their Subsidiaries make direct contributions, and, to the knowledge of such Seller and the Guarantor, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

v.	REIT Status. The Guarantor has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. The Guarantor for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and shall continue for so long as the Purchased Assets are subject to this Agreement.

13.	COVENANTS OF SELLERS AND GUARANTOR

Each of NCCC, NCMC, NCC, and NCRC and the Guarantor hereby, jointly and severally, covenant with Buyer as follows:

a.	Defense of Title. Each Seller and the Guarantor warrants and will defend the right, title, and interest of Buyer in and to all Collateral against all adverse claims and demands.

b.	No Amendment or Compromise. Following an Event of Default, without the prior written consent of the Buyer, no Seller or Guarantor or those acting on any Seller’s or the Guarantor’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents, provided that any such party may amend or modify a Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Loan.

c.	No Assignment. Except as permitted herein, no Seller, Servicer or any servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Assets or any interest therein, provided that this Section shall not prevent any of the following; any transfer of Purchased Assets in accordance with the Program Documents: any Hedging Instruments for the related Purchased Assets; any servicing arrangement between the Servicer and Sellers or their Affiliates; and any forward purchase commitment or other types of take out commitment for the Purchased Assets.

d.	Servicing of Loans. Each Seller and the Guarantor shall cause Servicer to service, or cause to be serviced, all Loans that are part of the Purchased Assets in accordance with the servicing provisions set forth in Annex II, pending any delivery of such servicing to Buyer pursuant to this Agreement, and with accepted and prudent mortgage servicing practices of prudent mortgage lending institutions which service loans of the same type as such Loans in the jurisdiction where the related Mortgaged Property is located and in a manner at least equal in quality to the servicing it provides to Loans it owns in its portfolio. Sellers shall notify Servicer of Buyer’s interest hereunder and Servicer shall be servicer of Loans and shall identify each servicer with respect to each Purchased Asset on a loan-by-loan basis. Buyer shall have the right to approve each servicer and the form of all Servicing Agreements or servicing side letter agreements. Sellers and Guarantor shall cause each servicer to hold or cause to be held all escrow funds collected with respect to such Loans in customary custodial accounts and shall apply the same for the purposes for which such funds were collected. A Seller or the Guarantor, upon Buyer’s request, shall provide reasonably promptly to Buyer a letter addressed to and agreed to by each servicer of Loans, in form and substance reasonably satisfactory to Buyer, advising such servicer of such matters as Buyer may reasonably request relating to the Loans. If any Seller or Guarantor should discover that, for any reason whatsoever, a Seller or any entity responsible to Seller by contract for the administration and/or servicing any such Loan has failed to perform in any material respect such Seller’s obligations under the Program Documents or any of the obligations of such entities with respect to the Purchased Assets, such Seller shall promptly notify Buyer.

e.	Preservation of Collateral; Collateral Value. Each Seller and the Guarantor shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each Seller and the Guarantor will comply with all rules, regulations and other laws of any Governmental Authority and cause the Collateral to comply with all applicable rules, regulations and other laws. Each Seller and the Guarantor shall fully perform or cause to be performed when due all of its obligations under any Collateral or the Program Documents.

f.	Maintenance of Papers, Records and Files. Each Seller and the Guarantor shall require, and each Seller or the Guarantor shall build, maintain and have available,

a complete file in accordance with applicable lending industry custom and practice for each Purchased Asset. Each Seller or the Guarantor will maintain or cause to be maintained all such Records not in the possession of Custodian in good and complete condition in accordance with applicable industry practices and preserve them against loss.

(i)	Each Seller and the Guarantor shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in the possession of the Custodian, the Servicer, such Seller or the Guarantor unless Buyer otherwise approves. No Seller or Guarantor will allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event a Seller or the Guarantor will obtain or cause to be obtained a receipt from an authorized officer or such Seller or Guarantor for any such paper, record or file.

(ii)	For so long as Buyer has an interest in or lien on any Purchased Asset, each Seller and the Guarantor will hold or cause to be held all related Records in trust, as the custodian and bailee, for Buyer. Each Seller or the Guarantor shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iii)	Subject to Section 19, upon two (2) Business Days notice from Custodian or Buyer, each Seller and the Guarantor shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of each Seller or the Guarantor with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of each Seller or the Guarantor with its independent certified public accountants and (z) provide a Computer Medium.

g.	Financial Statements: Accountants’ Reports: Other Information. Seller and Guarantor shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect the Buyer’s interest in the Purchased Assets. Seller and Guarantor shall furnish, cause to be furnished or make electronically available to Buyer the following:

(i)	Financial Statements.

(A)	as soon as available and in any event within forty-five (45) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of NCFC and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the NCFC and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of NCFC, which certificate shall state that said consolidated, financial statements fairly present in all material respects the consolidated financial condition and results of operations of NCFC and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(B)	as soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarter, the unaudited consolidated balance sheets of NCFC and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the NCFC and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of NCFC, which certificate shall state that said consolidated, financial statements fairly present in all material respects the consolidated financial condition and results of operations of NCFC and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(C)	as soon as available and in any event within ninety (90) days after the end of each fiscal year of NCFC, the consolidated balance sheets of NCFC and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the NCFC and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Buyer in its reasonable discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of NCFC and its respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(D)	if applicable, copies of any 10-Ks, 10-Qs, 8-Ks, registration statements and other Securities and Exchange Commission (“SEC”) filings by NCFC and the Servicer (if the Servicer is not consolidated with NCFC), within 5 Business Days after their filing with the SEC; provided, that, NCFC, the Servicer (if the Servicer is not consolidated with NCFC) or any Affiliate will provide Buyer with a copy of the annual 10-K filed with the SEC by NCFC, the Servicer (if the Servicer is not consolidated with NCFC) or their respective Subsidiaries, no later than 90 days after the end of the fiscal year; and

(E)	from time to time such other information regarding the financial condition, operations, or business of NCFC as Buyer may reasonably request.

(ii)	Loan Data. Monthly reports in form and scope satisfactory to Buyer, setting forth data regarding the performance of the Purchased Assets for the immediately preceding month, and such other information as Buyer may reasonably request, including, without limitation, any other information regarding the Purchased Assets reasonably requested by Buyer, the performance of any Purchased Assets serviced by or on behalf of Servicer and any other financial information regarding the Guarantor or the Sellers reasonably requested by Buyer.

(iii)	Monthly Servicing Diskettes. On or before the second Business Day prior to each Repurchase Date, or any other time as Buyer may reasonably request upon reasonable prior notice, a computer tape or a diskette (or any other electronic transmission acceptable to Buyer) in a format acceptable to Buyer containing such information with respect to the Purchased Assets as Buyer may reasonably request.

(iv)	Monthly Certification. Each Seller shall execute and deliver a monthly certification substantially in the form of Exhibit A-1 attached hereto and the Guarantor shall execute and deliver a monthly certification substantially in the form of Exhibit A-2 attached hereto.

h.	Notice of Material Events. Each Seller and the Guarantor shall promptly inform Buyer in writing of any of the following:

(i)	any Default, Event of Default or default or breach by any Seller or the Guarantor under any Program Document or any other material agreement of any Seller or the Guarantor;

(ii)	any material change in the insurance coverage required of any Seller or the Guarantor or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii)	any material dispute, litigation, investigation, proceeding or suspension between a Seller, the Servicer or the Guarantor, on the one hand, and any Governmental Authority or any other Person which would reasonably be expected to result in a Material Adverse Effect;

(iv)	any material adverse change in accounting policies or financial reporting practices or any change of auditor of a Seller, the Guarantor or the Servicer;

(v)	the occurrence of any material licensing dispute with respect to any Seller, the Servicer or the Guarantor and a description of the strategy for resolving it;

(vi)	any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting, in either a Material Adverse Change with respect to a Seller, the Servicer or the Guarantor or a Material Adverse Effect;

(vii)	any material change to the credit policies and practices of either NCFC or NCMC; and

(viii)	any material change to the Underwriting Guidelines.

i.	Maintenance of Licenses. Each Seller and the Guarantor shall maintain, all licenses, permits or other approvals necessary for each Seller and the Guarantor to conduct its business and to perform its obligations under the Program Documents, and each Seller and the Guarantor shall conduct its business strictly in accordance with applicable law.

j.	No Withholdings for Taxes. (i) All payments made by a Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the Buyer’s net income by the United States, a state, a foreign jurisdiction under the laws of which the Buyer is organized or in which its applicable lending office is located (“Excluded Taxes”), or any political subdivision thereof. If a Seller is required by law or regulation to deduct or withhold any taxes (other than Excluded Taxes) from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such taxes; and (d) pay to the Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(ii)	Each Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased

Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided in accordance with GAAP.

(iii)	Each Seller shall file on a timely basis (including any extensions) all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

k.	Nature of Business. No Seller shall make any material change in the nature of its business as carried on at the date hereof and other businesses reasonably related to or arising in connection with Sellers’ existing businesses.

l.	Predatory Lending. Sellers will comply with any and all requirements of any federal, state or local predatory and abusive lending laws applicable to the origination and servicing of mortgage loans, and each Seller has and shall maintain in its possession, available for the inspection of the Buyer or its designees, and shall deliver to the Buyer or its designees, within a commercially reasonable time period following a request therefor, evidence of compliance with such requirements.

m.	Merger of Guarantor. The Guarantor shall not at any time, directly or indirectly, (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control without Buyer’s prior written consent; (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect; or (iii) make any Material Adverse Change with respect to the Guarantor.

n.	Insurance. Each Seller will, and shall cause the Servicer to, obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish Buyer on request full information as to all such insurance, and provide within (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy. The Guarantor shall continue to maintain coverage, for itself and its subsidiaries (including each Seller and the Servicer (so long as the Servicer is an Affiliate of the Guarantor)), that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities), and computer fraud in an aggregate amount of at least $1,000,000.

o.	Affiliate Transaction. Other than in connection with transfers of loans with special purpose entities created specifically for financing arrangements done in the ordinary course of their business, no Seller or Guarantor will at any time, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or otherwise acquire any property or assets from, or otherwise engage in any transactions with, any of their Affiliates unless the terms thereof are no less favorable to such Seller or Guarantor, as applicable, than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.

p.	Change of Fiscal Year. No Seller or Guarantor will at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which such Seller’s or Guarantor’s fiscal year begins from such Seller’s or Guarantor’s current fiscal year beginning date.

q.	Delivering of Servicing Rights. With respect to the Servicing Rights of each Loan, Sellers and Guarantor shall deliver such Servicing Rights to the designee of Buyer, within seventy-five (75) days of the related Purchase Date, unless otherwise stated in writing by Buyer; provided that on each Repurchase Date that is subject to a new Transaction, such delivery requirement is deemed restated for such new Transaction (and the immediately preceding delivery requirement is deemed to be rescinded) in the absence of directions to the contrary from Buyer, and a new 75-day period is deemed to commence as of such Repurchase Date. The Sellers’ and Guarantor’s transfer of the Servicing Rights under this Section shall be in accordance with customary standards in the industry.

r.	Underwriting Guidelines. NCMC shall deliver to Buyer copies of the Underwriting Guidelines in the event that any material modification is made to such Underwriting Guidelines within one (1) Business Day after such change.

s.	Distributions. If a Default arising from the failure to make a payment required hereunder, including without limitation, the failure to satisfy a Margin Call hereunder, has occurred and is continuing, no Seller or Guarantor shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller or Guarantor.

t.	Information. All required financial statements, information and reports delivered by Guarantor and Sellers to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP, or, if applicable, with respect to SEC filings, the appropriate SEC accounting regulations.

u.	Hedging. No Affiliate of a Seller or the Guarantor (other than a Seller or the Guarantor) may enter into Hedge Instruments with respect to the Purchased Assets.

v.	REIT Status. The Guarantor shall, at all times, maintain REIT status.

14.	REPURCHASE DATE PAYMENTS

On each Repurchase Date, each Seller shall remit or shall cause to be remitted to Buyer its respective Repurchase Price.

15.	REPURCHASE OF PURCHASED ASSETS, CHANGE OF LAW

a.	Upon discovery by a Seller or the Guarantor of a breach of any of the representations and warranties set forth in Section 12(n) hereof and Appendix A to the Custody Agreement, a Seller or the Guarantor shall give prompt written notice thereof to Buyer. Upon any such discovery by Buyer, Buyer will notify Sellers. It is understood and agreed that the representations and warranties set forth in Section 12(n) hereof and Appendix A to the Custody Agreement shall survive delivery of the respective Loan Files to the Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Asset shall not affect Buyer’s right to demand repurchase as provided under this Agreement. A Seller shall within one (1) Business Day of the earlier of a Seller’s or the Guarantor’s discovery or either a Seller or the Guarantor receiving notice, with respect to any Purchased Asset, of (i) any breach of a representation or warranty contained in Section 12(n) hereof and Appendix A to the Custody Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Loan File within the time period required for delivery pursuant to the Custody Agreement, promptly cure such breach or delivery failure in all material respects. If within one (1) Business Day after the earlier of a Seller’s or the Guarantor’s discovery of such breach or delivery failure or Seller or the Guarantor receiving notice thereof that such breach or delivery failure has not been remedied by the Seller with respect to such Purchased Assets, such Seller shall promptly upon receipt of written instructions from Buyer, at Buyer’s option, either (i) purchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Buyer, or (ii) transfer comparable Substitute Assets to Buyer, as provided in Section 16 hereof. The remedies set forth in this Section 15(a) shall be the sole remedies with respect to a breach of a representation or warranty set forth in Section 12(n) hereof or Appendix A to the Custody Agreement; provided, however, that failure by a Seller to comply with its obligations under this Section 15(a) shall have no impact on Buyer’s ability to determine Market Value with respect to such Purchased Asset and to make a Margin Call at any time hereunder.

b.	If Buyer determines that the introduction of, any change in, or the interpretation or administration of any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with a Pricing Rate based on LIBOR, a Seller shall, upon its receipt of notice of such fact and demand from Buyer (with a copy of such notice to Custodian), repurchase its Purchased Assets subject to such Transaction on the next succeeding Business Day and, at such Seller’s election, concurrently enter into a new Transaction with Buyer with a Pricing

Rate based on the Base Rate plus the Applicable Margin (as defined in the Side Letter) as part of the Pricing Rate.

c.	If Buyer determines in its sole discretion that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital or on the capital of any Affiliate of Buyer as a consequence of such Change in Law on this Agreement, then from time to time Seller will compensate Buyer or Buyer’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law on terms similar to those imposed by Buyer on its other similarly affected customers. Buyer shall provide Sellers with prompt notice as to any Change in Law. Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law Sellers will have the right to terminate all Transactions without any prepayment penalty as of a date selected by Sellers, which date shall be prior to the Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date.

16.	SUBSTITUTION

A Seller may, subject to agreement with and acceptance by Buyer, substitute other assets which are substantially the same as the Purchased Assets (the “Substitute Assets”) for any Purchased Assets, provided the transfer of such Substitute Assets by such Seller to Buyer shall be subject to the requirements of Section 4 and Section 9(b) hereof. Such substitution shall be made by transfer to Buyer of such other Substitute Assets and transfer to such Seller of such Purchased Assets. After substitution, the Substitute Assets shall be deemed to be Purchased Assets.

17.	REPURCHASE TRANSACTIONS

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer’s choice, in all cases subject to Buyer’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties in Appendix A to the Custody Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

18.	EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

a.	a Seller fails to transfer the Purchased Assets to Buyer on the Purchase Date if Buyer has tendered the Purchase Price; provided that delivery of the Wet Funding Package with respect to any Wet Funded Loan shall satisfy the requirement of delivery of Records on the Purchase Date for this clause a.;

b.	a Seller either fails to repurchase Purchased Assets on the related Repurchase Date or fails to perform its obligations under Section 6;

c.	either a Seller or the Guarantor shall fail to perform, observe or comply with any other material term, covenant or agreement contained in the Program Documents (other than Section 12(n) hereof and Appendix A to the Custody Agreement) and such failure is not cured within the time period expressly provided or, if no such cure period is provided, within two (2) Business Days of the earlier of (i) such party’s receipt of written notice from Buyer or Custodian of such breach or (ii) the date on which such party obtains notice or knowledge of the facts giving rise to such breach;

d.	any representation or warranty made by a Seller or the Guarantor (or any of a Seller’s or the Guarantor’s officers) in the Program Documents or in any other document delivered in connection therewith (other than the representations or warranties in Section 12(n) hereof and Appendix A to the Custody Agreement which shall be considered solely for the purpose of determining whether the related Loan is an Eligible Asset, unless a Seller made any such representations or warranties with knowledge that they were materially false or misleading at the time made or repeated or deemed to have been made or repeated) shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

e.	a Seller, the Guarantor, or any of a Seller’s or the Guarantor’s Subsidiaries shall fail (i) to pay any of a Seller’s, the Guarantor’s or a Seller’s or the Guarantor’s Subsidiaries’ Indebtedness for borrowed money or under repurchase agreements or like arrangements, or any interest or premium thereon when due (whether by scheduled maturity, requirement prepayment, acceleration, demand or otherwise), or (ii) to make any payment when due under a Seller’s, the Guarantor’s or a Seller’s or the Guarantor’s Subsidiaries’ Guarantee of another person’s Indebtedness for borrowed money or under repurchase agreements or like arrangements, and, in either case, such failure shall entitle any related counterparty to declare any such Indebtedness or Guarantee (in excess of $10,000,000) to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

f.	a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for a Seller, the Guarantor, the Servicer or any of a Seller’s or the Guarantor’s Subsidiaries, or of any of a Seller’s, the Guarantor’s, the Servicer or their respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such property; or a Seller, the Guarantor or any of a Seller’s, the Servicer or the Guarantor’s Subsidiaries generally fails to pay a Seller’s, the Guarantor’s, the Servicer or a Seller’s or the Guarantor’s Subsidiaries’ debts as they become due; or a Seller, the Guarantor, the Servicer or any of a Seller’s or the Guarantor’s Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against a Seller, the Guarantor, the Servicer or any of a Seller’s or the Guarantor’s Subsidiaries; or any of Seller’s, the Guarantor’s, the Servicer or a Seller’s or the Guarantor’s Subsidiaries’ Property is sequestered by court or administrative order; or a petition is filed against a Seller, the Guarantor, the Servicer or any of a Seller’s or the Guarantor’s Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

g.	a Seller, the Guarantor, the Servicer or any of a Seller’s or the Guarantor’s Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for a Seller, the Guarantor, the Servicer or any of a Seller’s or the Guarantor’s Subsidiaries, or of all or any part of a Seller’s, the Guarantor’s, the Servicer’s or a Seller’s or the Guarantor’s Subsidiaries’ Property; or makes an assignment for the benefit of a Seller, the Guarantor, the Servicer or a Seller’s or the Guarantor’s Subsidiaries’ creditors, or the Guarantor, the Servicer or any Seller admits in writing its inability to pay its debts as such debts become due;

h.	any final, nonappealable judgment or order for the payment of money in excess of $2,500,000 is rendered against a Seller, the Guarantor or any of a Seller’s or the Guarantor’s Subsidiaries and remains undischarged or unsatisfied after the passage of 30 days following the date on which it is entered;

i.	any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of a Seller, the Guarantor or the Servicer, or shall have taken any action to displace the majority of the executive management of Seller, the Guarantor or the Servicer, or to curtail its authority in the conduct of the business of a Seller, the Guarantor or the Servicer, or takes any action in the nature of enforcement to remove, limit or restrict the approval of a Seller, the Guarantor or the Servicer as an issuer, buyer or a seller/servicer of Loans or securities backed thereby;

j.	a Seller, the Guarantor or any of a Seller’s or the Guarantor’s Subsidiaries shall default under, or fail to perform as requested under, or shall otherwise breach the material terms of any instrument, agreement or contract (in excess of $10,000,000), and such default, failure or breach shall entitle any counterparty to declare such Indebtedness to be due and payable prior to the maturity thereof;

k.	in the reasonable good faith judgment of Buyer any Material Adverse Change shall have occurred with respect to a Seller or the Guarantor;

l.	a Seller or the Guarantor shall admit in writing its inability to, or intention not to, perform any of such a Seller’s or the Guarantor’s respective material Obligations;

m.	except as expressly permitted in this Agreement, a Seller or the Guarantor dissolves, merges or consolidates with another entity, or sells, transfers, or otherwise disposes of a material portion of such a Seller’s or the Guarantor’s (as applicable) business or assets unless Buyer’s written consent is given;

n.	this Agreement shall for any reason cease to create or maintain a valid, first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets or Collateral purported to be covered hereby;

o.	NCFC’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of NCFC, Seller or Guarantor as a “going concern” or a reference of similar import;

p.	any of the following shall have occurred without the prior written approval by Buyer: a Change of Control of a Seller, the Servicer or the Guarantor or the election of the Guarantor to become a REIT; which in each case has not been approved in writing by Buyer, such approval with respect to the conversion to a REIT not to be unreasonably withheld;

q.	any default resulting in a Material Adverse Effect shall have occurred and be continuing under a Servicing Agreement;

r.	a Seller shall have failed to comply in any material respect with its obligations under the Custody Agreement;

s.	any change of a servicer of the Mortgage Loans without the prior consent of the Buyer;

t.	Maximum Indebtedness: The ratio of Total Indebtedness to Tangible Net Worth will not be greater than 15:1 as of the last day of any fiscal quarter;

u.	Minimum Liquidity: at any time, NCFC shall have, on a consolidated basis, “Liquidity” of at least $60 million;

v.	Minimum “Tangible Net Worth”: at any time, Guarantor will maintain Tangible Net Worth of not less than the sum of (1) $750,000,000, and (2) fifty percent (50%) of all increases in shareholders’ equity in the Guarantor attributable to issuances of common stock since November 1, 2004;

w.	a default shall have occurred and is continuing under any of the other Program Documents;

x.	a material portion of the Loans for all Transactions were not, for any reason, originated in accordance with the Underwriting Guidelines in existence at the time such Loans were originated; and

y.	REIT Status. The failure of the Guarantor to at any time to continue to be (i) qualified as a real estate investment trust as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service for such year, or the entering into by NCRC or the Guarantor of any material “prohibited transactions” as defined in Sections 857(b) and 856(c) of the Code.

z.	REIT Status. Failure by the Guarantor to satisfy any of the following asset or income tests:

(i)	At the close of each taxable year, at least 75 percent of such Person’s gross income consists of (i) “rents from real property” within the meaning of Section 856(c)(3)(A) of the Code, (ii) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (iv) dividends or other distributions on, and gain (other than gain from “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (v) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

(ii)	At the close of each taxable year, at least 95 percent of such Person’s gross income consists of (i) the items of income described in paragraph 1 hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (iii) interest, (iv) dividends, and (v) income derived from payments to such Person’s on interest rate swap or cap agreements, options, futures contracts, forward rate agreements and other similar financial instruments entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, or gain from the sale or other disposition of such an investment as described in section 856(c)(5)(G), in each case within the meaning of Section 856(c)(2) of the Code.

(iii)	At the close of each quarter of such Person’s taxable years, at least 75 percent of the value of such Person’s total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) has consisted of and will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of such Person’s operations, but not including receivables purchased from another person), and government securities.

(iv)	At the close of each quarter of each of such Person’s taxable years, (i) not more than 25 percent of such Person’s total asset value will be represented by securities (other than those described in paragraph (iii)), (ii) not more than 20 percent of such Person’s total asset value will be represented by securities of one or more taxable REIT subsidiaries, and (iii) (a) not more than 5 percent of the value of such Person’s total assets will be represented by securities of any one issuer (other than Government securities and securities of taxable REIT subsidiaries), and (b) such Person’s will not hold securities possessing more than 10 percent of the total voting power or value of the outstanding securities of any one issuer (other than government securities, securities of taxable REIT subsidiaries, and securities of a qualified REIT subsidiary within the meaning of Section 856(i) of the Code).” of any of the REIT qualification tests pursuant to Section 856(c) of the Code.

aa.

19.	REMEDIES

Upon the occurrence and during the continuance of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(f) or (g) hereof), shall have any or all of the following rights and remedies, which may be exercised by Buyer:

a.	The Repurchase Date for each Transaction hereunder shall be deemed immediately to occur.

b.	Sellers’ obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Prices and any other amounts owing by Sellers hereunder; Sellers and Guarantor shall immediately deliver to Buyer or its designee any and all Records relating to the Purchased Assets subject to all Transactions then in each Seller’s and the Guarantor’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall be deemed transferred to Buyer, and Buyer may, at its option and at the Sellers’ expense, using its reasonable business judgment, enter into one or more Hedge Instruments covering all or a portion of the Purchased Assets, and the Sellers shall be responsible for all damages, judgments, costs and expenses of any kind which may be impose on, incurred by or asserted against the Buyer relating to or arising out of such Hedge Instruments; including, without limitation, any losses resulting from such Hedge Instruments.

Buyer may (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(b) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Assets or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Sellers credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Sellers hereunder. The Sellers shall remain liable to the Buyer for any amounts that remain owing to Buyer following a sale or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the costs and expenses incurred by Buyer under Sections 19, 22, and 38 hereof in connection with or as a result of an Event of Default; second to breakage costs, costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer.

Upon the occurrence and during the continuance of an Event of Default, the Buyer shall have the right to obtain physical possession of the Records and all other files of the Sellers relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of the Sellers or any third party acting for the Sellers and the Sellers shall deliver to the Buyer such assignments as the Buyer shall request.

Upon the occurrence and during the continuance of an Event of Default, Buyer may direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Buyer determines appropriate.

Each Seller and the Guarantor shall cause all proceeds of the Collateral received by it with respect to the Purchased Assets consisting of cash, checks, and other near-cash items to be held in trust for Buyer, segregated from all other funds of Sellers and Guarantor immediately delivered to the Buyer or its designee in the exact form received by such Seller or Guarantor (duly endorsed by such Seller or Guarantor, if required).

Upon the occurrence and during the continuance of an Event of Default, Buyer shall without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Collateral or any portion thereof, and do anything that Buyer is authorized hereunder to do. Sellers shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives, to the extent permitted by law, any right such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives, to the extent permitted by law, any defense such Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Collateral or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute.

Upon the occurrence of an Event of Default, Buyer shall have, except as otherwise expressly provided in this Agreement, the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by each Seller.

Each Seller hereby authorizes Buyer, at such Sellers’ expense, to file such financing statement or statements relating to the Purchased Assets and the Collateral without such Seller’s signature thereon as Buyer at its option may deem appropriate, and appoints Buyer as such Seller’s attorney-in-fact to execute any such financing statement or statements in such Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue the lien and security interest granted hereby and to protect, preserve and realize upon the Purchased Assets and the Collateral, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of such Seller as its attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable without Buyer’s consent.

20.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21.	USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

22.	INDEMNITY

a.	Each Seller agrees, jointly and severally, to pay on demand (i) all reasonable out-of-pocket costs and expenses of Buyer in connection with the preparation, execution, delivery, modification, administration and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and other expenses associated with the perfection of the Collateral and (B) the reasonable fees and expenses of counsel for Buyer with respect to advising Buyer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with Sellers or with other creditors of Sellers or any of their Subsidiaries arising out of any Default or any events or circumstances that may rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of Buyer in connection with the enforcement of this Agreement (including any waivers), whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyer) whether or not the transactions contemplated hereby are consummated.

b.	Each Seller agrees, jointly and severally, to indemnify and hold harmless Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach of a representation or warranty of a Seller or the Guarantor or a Seller’s or the Guarantor’s officer in this Agreement or any other Program Document, and all actions taken pursuant thereto) (i) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition or (ii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, except to the extent such claim, damage, class, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by a Seller or the Guarantor against the Indemnified Party, and a Seller or the Guarantor is ultimately the successful party in any resulting litigation or arbitration. Each Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Program Documents or the transactions contemplated hereby or thereby.

c.	Without limitation on the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by a Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 19 or for any other reason, such Seller shall, except as otherwise provided in Sections 15(c) and 24, upon demand by Buyer, pay to Buyer any breakage costs incurred as of a result of such payment.

d.	If a Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Seller by Buyer, in its sole discretion.

e.	Without prejudice to the survival of any other agreement of Sellers hereunder, the covenants and obligations of Sellers contained in this Section shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.

23.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Each Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

24.	REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Sellers’ obligation. Each Seller, jointly and severally, agrees to pay, with interest at the Default Rate, to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, enforcement (including any waivers), administration and amendments of the Program Documents, the taking of any action, including the Guarantor action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.” If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then each Seller agrees to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs. Notwithstanding any other provisions in this Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, Sellers will have the right to terminate all Transactions then outstanding as of a date selected by Sellers (without the payment by Sellers of any prepayment penalty or breakage costs), which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date. In addition, Buyer shall promptly notify Seller if any events in clause (i) or (ii) of this Section 24 occur.

25.	FURTHER ASSURANCES

Sellers and Guarantor agree to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement, to perfect the interests of Buyer in the Purchased Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder.

26.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract between or among the parties related to the subject matter hereof, whether oral or written, shall have any validity.

27.	TERMINATION

a.	This Agreement shall remain in effect until the earlier of (i) 364 days following the Effective Date or (ii) at Buyer’s option upon the occurrence of an Event of Default (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(f) or (g) hereof, such date, the “Termination Date” provided that if such date is not a Business Day, the “Termination Date” shall be the preceding Business Day). However, no such termination shall affect Sellers’ outstanding obligations to Buyer at the time of such termination. Sellers’ obligations to indemnify Buyer pursuant to this Agreement and Buyer’s rights and remedies under this Agreement shall survive the termination hereof.

b.	At the request of Sellers made at least 45 days, but in no event earlier than 90 days, prior to the then current Termination Date, Buyer may in its sole discretion extend the Termination Date for a period of 364 additional days or such other period to be determined by Buyer in its sole discretion by giving written notice of such extension to Seller no later than sixty (60) days after Buyer’s receipt of a Seller’s request. Any failure by Buyer to deliver such notice of extension shall be deemed to be Buyer’s determination not to extend the then current Termination Date.

28.	ASSIGNMENT

The Program Documents are not assignable by any Seller. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii) to another Person approved by Sellers (such approval not to be unreasonably withheld and which approval shall not be required if a Default hereunder has occurred and is continuing) which assumes the obligations of Buyer, be released from its obligations hereunder accruing thereafter and under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Sellers. Notwithstanding any assignment by Buyer pursuant to this Section 28, Buyer shall remain liable as to the Transactions.

29.	AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by each Seller, the Guarantor, and Buyer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

30.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

31.	BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Seller, or Guarantor may assign or transfer any of its rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

32.	CONSENT TO JURISDICTION

EACH SELLER AND GUARANTOR HEREBY WAIVES TRIAL BY JURY. EACH SELLER AND GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. EACH SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION SELLER MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS.

33.	SINGLE AGREEMENT

Sellers, Guarantor, and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each Seller, Guarantor, and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

34.	INTENT

The Sellers, Guarantor and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”) (except insofar as the Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC (except insofar as the Loans subject to such Transaction or the term of the Transaction would render such definition inapplicable).

It is understood that Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transaction hereunder or to exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate the Transactions as described in Sections 555 and 559 of Title 11 of the USC.

35.	NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, any notice required or permitted by this Agreement shall be in writing and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission. Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to NCCC:

New Century Capital Corporation

18400 Van Karman, Suite 1000

Irvine, California 92612

Attention:	Kevin Cloyd
Telephone:	(949) 862-7941
Facsimile:	(949) 440-7033

with a copy to:

New Century Capital Corporation

18400 Van Karman, Suite 1000

Irvine, California 92612

Attention:	Ralph Flick, Esq.
Telephone:	(949) 863-7243
Facsimile:	(949) 440-7033

if to NCMC:

New Century Mortgage Corporation

18400 Van Karman, Suite 1000

Irvine, California 92612

Attention:	Ralph Flick, Esq.
Telephone:	(949) 863-7243
Facsimile:	(949) 440-7033

if to NCRC:

NC Residual II Corporation

18400 Van Karman, Suite 1000

Irvine, California 92612

Attention:	Kevin Cloyd
Telephone:	(949) 862-7941
Facsimile:	(949) 440-7033

with a copy to:

NC Residual II Corporation

18400 Van Karman, Suite 1000

Irvine, California 92612

Attention:	Ralph Flick, Esq.
Telephone:	(949) 863-7243
Facsimile:	(949) 440-7033

if to NCC:

New Century Credit Corporation

18400 Van Karman, Suite 1000

Irvine, California 92612

Attention:	Kevin Cloyd
Telephone:	(949) 862-7941
Facsimile:	(949) 440-7033

with a copy to:

New Century Credit Corporation

18400 Van Karman, Suite 1000

Irvine, California 92612

Attention:	Ralph Flick, Esq.
Telephone:	(949) 863-7243
Facsimile:	(949) 440-7033

if to Buyer or Agent:

Barclays Bank PLC

200 Park Avenue 10166

New York, NY 10038

Facsimile:	(212) 412-1005
Attn: Glenn Pearson

with a copy to:

Barclays Capital Inc.

200 Park Avenue

New York, NY 10166

Attn:	Joseph P. O’Doherty
Glen Greeley
Facsimile: (212) 412-6846

as such address or number may be changed by like notice.

36.	CONFIDENTIALITY

This Agreement and its terms, provisions, supplements and amendments, and transactions and notices hereunder, are proprietary to Buyer and Agent and shall be held by NCCC, NCMC, NCRC, NCC and the Guarantor (and Sellers and Guarantor shall cause Servicer to hold it) in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to NCCC’s, NCMC’s, NCRC’s, NCC’s or the Guarantor’s direct and indirect parent companies, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality or otherwise is subject to confidentiality restrictions or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) disclosure to any approved Hedge Counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) any disclosures or filing required under Securities and Exchange Commission or state securities’ laws; provided that NCCC, NCMC, NCRC, NCC and the Guarantor agree to use best efforts not to file the terms of the Side Letter with any such filing; provided, that in the case of (ii), (iii) and (iv), NCCC, NCMC, NCRC, NCC, and NCFC shall take reasonable actions to provide Buyer with prior written notice. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions of other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

37.	MAXIMUM AGGREGATE PURCHASE PRICE

The Maximum Aggregate Purchase Price under this Agreement shall equal $1,000,000,000.

38.	POWER OF ATTORNEY

The Guarantor and each Seller hereby authorizes Buyer to file such financing statement or statements relating to the Purchased Assets without their respective signatures thereon as Buyer, at its option, may deem appropriate. The Guarantor and each Seller hereby appoints Buyer as its agent and attorney-in-fact to execute any such financing statement or statements in its name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Purchased Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of the Guarantor or a Seller, as applicable, as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder. Guarantor or Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 38.

39.	DUE DILIGENCE

Each Seller and Guarantor agrees to cooperate with Buyer and its agents in connection with access to any and all documents, records, agreements, instruments or information relating to the Purchased Assets in the possession, or under the control, of a Seller or the Guarantor or any of their respective agents. In addition, Buyer has the right to perform continuing due diligence reviews of any Seller and the Guarantor and their respective Affiliates, directors, officers, employees and significant shareholders.

40.	SET OFF

In addition to any rights and remedies of Buyer provided by law, Buyer shall have the right, without prior notice to any Seller, any such notice being expressly waived by such Seller to the extent permitted by applicable law, upon any amount becoming due and payable by such Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any branch or agency thereof to or for the credit or the account of such Seller. Buyer agrees promptly to notify such Seller after any such set-off and application made by Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers, Guarantor and Buyer have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

NC CAPITAL CORPORATION, as Seller
By:	/s/ Kevin Cloyd
Name: Kevin Cloyd
Title: President

NEW CENTURY MORTGAGE CORPORATION, as Seller
By:	/s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

NC RESIDUAL II CORPORATION, as Seller
By:	/s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

NEW CENTURY CREDIT CORPORATION, as Seller
By:	/s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

BARCLAYS BANK PLC, as Buyer and Agent, as applicable
By:	/s/ Joseph O’Doherty
Name: Joseph O’Doherty
Title: Director

Acknowledged and Agreed:

NEW CENTURY FINANCIAL CORPORATION,
as Guarantor

By:	/s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

By:	/s/ Robert K. Cole
Name: Robert K. Cole
Title: CEO

Acknowledged and Agreed with respect to

Section 13(d):

NEW CENTURY MORTGAGE CORPORATION,
as Initial Servicer

By:	/s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

ANNEX I

BUYER ACTING AS AGENT

This Annex I forms a part of the Master Repurchase Agreement dated as of November 12, 2004 (as amended, supplemented or otherwise modified from time to time, the “Agreement”) among Barclays Bank PLC, NC Capital Corporation, New Century Mortgage Corporation, New Century Credit Corporation and NC Residual II Corporation. This Annex I sets forth the terms and conditions governing all transactions in which a party selling assets or buying assets, as the case may be (“Agent”), in a Transaction is acting as agent for one or more third parties (each, a “Principal”). Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

1.	Additional Representations

Agent hereby makes the following representations, which shall continue during the term of the Transaction: Principal has duly authorized Agent to execute and deliver the Agreement on its behalf, has the power to so authorize Agent and to enter into the Transaction contemplated by the Agreement and to perform the obligations of Sellers or Buyer, as the case may be, under the Transactions, and has taken all necessary action to authorize such execution and delivery by Agent and such performance by it.

2.	Identification of Principals

Agent agrees (a) to provide the other party, prior to the date on which the parties agree to enter into the Transaction under the Agreement, with a written list of Principals for which it intends to act as Agent (which list may be amended in writing from time to time with the consent of the other party) and (b) to provide the other party, before the close of business on the next business day after orally agreeing to enter into the Transaction, with notice of the specific Principal or Principals for whom it is acting in connection with such transaction. If (i) Agent fails to identify such Principal or Principals prior to the close of business on such next business day or (ii) the other party shall determine in its sole discretion any Principal or Principals identified by Agent are not acceptable to it, the other party may reject and rescind the Transaction with such Principal or Principals, return to Agent any Purchased Assets or portion of the Purchase Price, as the case may be, previously transferred to the other party and refuse any further performance under the Transaction, and Agent shall immediately return to the other party any portion of the Purchase Price or Purchased Assets, as the case may be, previously transferred to Agent in connection with the Transaction; provided, however, that (A) the other party shall promptly (and in any event within one business day) notify Agent of its determination to reject and rescind the Transaction and (B) to the extent that any performance was rendered by any party under the Transaction rejected by the other party, such party shall remain entitled to any Price Differential or other amounts that would have been payable to it with respect to such performance if the Transaction had not been rejected. The other party acknowledges that Agent shall not have any obligation to provide it with confidential information regarding the financial status of its Principals; Agent agrees, however, that it will assist the other party in obtaining from Agent’s Principals such Information regarding the financial status of such Principals as the other party may reasonably request.

ANNEX I-1

3.	Limitation of Agent’s Liability

The parties expressly acknowledge that if the representations of Agent under the Agreement, including this Annex I, are true and correct in all material respects during the term of the Transaction and Agent otherwise complies with the provisions of this Annex I, then (a) Agent’s obligations under the Agreement shall not include a guarantee of performance by its Principal or Principals; provided that Agent shall remain liable for performance pursuant to Section 10 of the Agreement, and (b) the other party’s remedies shall not include a right of setoff in respect of rights or obligations, if any, of Agent arising in other transactions in which Agent is acting as principal.

4.	Multiple Principals

(a)	Reserved.

(b)	In the event that Agent and the other party elect (or are deemed to elect) to treat the Transaction under the Agreement as transactions on behalf of separate Principals, the parties agree that (i) Agent will provide the other party, together with the notice described in Section 2(b) of this Annex I, notice specifying the portion of the Transaction allocable to the account of each of the Principals for which it is acting; (ii) the portion of the Transaction allocable to each Principal shall be deemed a separate Transaction under the Agreement; (iii) the margin maintenance obligations of Sellers under Section 6(a) of the Agreement shall be determined on a Transaction-by-Transaction basis (unless the parties agree to determine such obligations on a Principal-by-Principal basis); and (iv) Buyer’s and Sellers’ remedies under the Agreement upon the occurrence of an Event of Default Shall be determined as if Agent had entered into a separate Agreement with the other party on behalf of each of its Principals.

(c)	Reserved.

(d)	Notwithstanding any other provision of the Agreement (including, without limitation, this Annex I), the parties agree that the Transaction by Agent on behalf of an employee benefit plan under ERISA shall be treated as a Transaction on behalf of separate Principals in accordance with Section 4(b) of this Annex I (and all margin maintenance obligations of the parties shall be determined on a Transaction-by-Transaction basis).

5.	Interpretation of Terms

All references to “Sellers” or “Buyer”, as the case may be, in the Agreement shall, subject to the provisions of this Annex I (including, among other provisions, the limitations on Agent’s liability in Section 3 of this Annex 1), be construed to reflect that (i) each Principal shall have, in connection with the Transaction or Transactions entered into by Agent on its behalf, the rights, responsibilities, privileges and obligations of a “Seller” or “Buyer”, as the case may be, directly entering into such Transaction or Transactions with the other party under the Agreement, and (ii) Agent’s Principal or Principals have designated Agent as their sole agent for performance of Sellers’ obligations to Buyer or Buyer’s obligations to a Seller, as the case may be, and for receipt of performance by Buyer of its obligations to a Seller or a Seller of its obligations to Buyer, as the case may be, in connection with the Transaction or Transactions under the Agreement (including, among other things, as Agent for each Principal in connection

ANNEX I-2

with transfers of Securities, cash or other property and as agent for giving and receiving all notices under the Agreement). Both Agent and its Principal or Principals shall be deemed “parties” to the Agreement and all references to a “party” or “either party” in the Agreement shall be deemed revised accordingly.

ANNEX I-3

EXHIBIT A-1

MONTHLY CERTIFICATION

I,                                         ,                                               of [Seller] (the “Company”), do hereby certify on behalf of the Company that the Company is in compliance with all provisions and terms of the Master Repurchase Agreement, dated as of November 12, 2004, by and among NC Capital Corporation, New Century Mortgage Corporation, NC Residual II Corporation, New Century Credit Corporation, and Barclays Bank Plc.

IN WITNESS WHEREOF, I have signed this certificate and affixed the seal of the Company.

Date:                     , 200

[Seller]

Name:
Title:

[SEAL]

I,                                              ,                                               of the Company, do hereby certify that                              is the duly elected or appointed, qualified and acting                                      of the Company, and the signature set forth above is the genuine signature of such officer on the date hereof.

[Seller]

Name:
Title:

A-1-1

EXHIBIT A-2

MONTHLY CERTIFICATION

I,                                                      ,                                               of [New Century Financial Corporation] (the “Company”), do hereby certify on behalf of the Company that:

(i)	Maximum Indebtedness: The ratio of Total Indebtedness to Tangible Net Worth will not be greater than 15:1 as of the last day of any fiscal quarter;

(ii)	Minimum Liquidity: at any time, NCFC shall have, on a consolidated basis, “Liquidity” of at least $60 million;

(iii)	Minimum “Tangible Net Worth”: at any time, NCFC must have Tangible Net Worth of at least the sum of (1) $750,000,000, and (2) fifty percent (50%) of all increases in shareholders’ equity in the Guarantor attributable to issuances of common stock since November 1, 2004equivalents in the case of any stock splits/reverse splits), or (ii) $40 million;

(iv)	There have not been any material modifications to the Underwriting Guidelines that have not been delivered to the Buyer;

(v)	all additional modifications to the Underwriting Guidelines since the date of the most recent disclosure to Buyer of any modification to the Underwriting Guidelines are set forth on the “grid line” delivered in connection herewith; and

(vi)	NCMC is in compliance with all applicable predatory and abusive lending laws applicable to the origination and servicing of the Mortgage Loans subject to Transactions under the Repurchase Agreement and has in its possession, available for inspection, evidence of compliance with such requirements.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

NEW CENTURY FINANCIAL CORPORATION

By:
Name:
Title:

A-2-1